UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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GRIFFON CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Griffon Corporation on December 21, 2021.

Griffon Corporation Files Preliminary Proxy Statement,
Names Four Board Nominees and Five other Proposals to be
Voted Upon by Shareholders at the 2022 Annual Meeting

NEW YORK, December 21, 2021 -- Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) will be filing today its preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and announced it will hold its Annual Shareholder Meeting on February 17, 2022.

The proxy statement outlines six items for shareholder consideration, including the Board’s director nominees and corporate governance changes that reflect Griffon’s ongoing dialogue with its shareholders. Griffon has nominated the following individuals to the board of directors:

•	Louis J. Grabowsky
•	Robert F. Mehmel
•	Michelle L. Taylor
•	Cheryl L. Turnbull

As part of the company’s ongoing Board refreshment program and consistent with its commitment to diversity and new perspectives, the company has nominated Ms. Taylor, an experienced business executive with deep industrial experience, for its current slate.

Ms. Taylor’s nomination was the outcome of an extensive search process undertaken by the company for qualified candidates with relevant experience and skills, while cognizant of the Board’s recent enhanced commitment to diversity. Ms. Taylor has a broad range of industrial experience, particularly in the areas of manufacturing, supply chain management and quality. Current director William Waldorf will retire from the Board at Griffon’s 2022 Annual Meeting of Shareholders. The Board wishes to thank Mr. Waldorf for his valuable contributions and many years of dedicated service to Griffon. Following the Annual Meeting and Ms. Taylor’s election to the Board, 7 of 14 directors will have been appointed over the last 5 years and the median tenure on the Board will be 5 years.

Ronald J. Kramer, Chairman and CEO of Griffon said, “We are committed to continuing Board refreshment and to making the necessary enhancements to our corporate governance practices to contribute to increasing long-term shareholder value. This will lead to expanding the perspective and insight of our Board, a talented group of individuals that, following the election of our slate at the 2022 Annual Meeting, will be composed 29% of women and persons of color.”

Mr. Kramer continued: “Michelle Taylor joining our board is fantastic news for Griffon and its shareholders. Her expertise in manufacturing and supply chain management will benefit Griffon and help us accomplish our strategic goals. This addition complements our existing board which has been instrumental in ensuring Griffon’s continued growth and development.”

Ms. Michelle L. Taylor

Ms. Michelle L. Taylor has served as Director, New Product Quality, at Trane Technologies (NYSE: TT) since March 2021, responsible for leading the North America Commercial HVAC New Product Quality Team. Prior to joining Trane, Ms. Taylor spent ten years at Cummins, Inc. (NYSE: CMI), a global power leader, where she held several roles including Executive Director, Global Supplier Quality; Director, North America Defense and Government Sales; and Global Diversity Procurement Director. Prior to joining Cummins, Ms. Taylor held positions at the Allison Transmission Division of General Motors, Ford Motor Company and Delco Remy International, as well as with IC Leadership Training Group, a provider of professional and business development services for small businesses. Ms. Taylor brings to the Board a broad range of industrial experience, particular in the areas of manufacturing, supply chain management and quality.

Louis J. Grabowsky

Mr. Louis J. Grabowsky has been a Director since 2015. He is a founder and principal of Juniper Capital Management, a financial sponsor that provides capital to high growth potential but under-resourced U.S. entrepreneurial companies. Prior to founding Juniper Capital, Mr. Grabowsky was a partner at Grant Thornton LLP from 2002 to 2014, serving as Chief Operating Officer from 2009 to 2013 and Senior Advisor, Operations from 2013 until his retirement in July 2014. Mr. Grabowsky currently serves on the boards of various portfolio companies in which Juniper Capital is an investor. Mr. Grabowsky brings to the Board and the Audit Committee an in-depth understanding of the financial reporting, auditing and accounting issues that come before the Board and the Audit Committee.

Robert F. Mehmel

Mr. Robert F. Mehmel has been our President and Chief Operating Officer since December 2012 and a director since May 2018. From August 2008 to October 2012, he was President and Chief Operating Officer of DRS Technologies (“DRS”), a supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. From May 2006 to August 2008, Mr. Mehmel was Executive Vice President and Chief Operating Officer of DRS and from January 2001 to May 2006, he was Executive Vice President, Business Operations and Strategy, of DRS. Prior to joining DRS, Mr. Mehmel held a number of executive and management roles of increasing responsibility in the defense electronics industry. Mr. Mehmel brings to the Board extensive experience in the defense industry, as well as with respect to mergers and acquisitions and all aspects of corporate operations and management.

Cheryl L. Turnbull

Ms. Cheryl L. Turnbull has been a director since May 2018. She is the Senior Director of the Keenan Center for Entrepreneurship at The Ohio State University. Ms. Turnbull has been with Ohio State in a number of different capacities since 2013. From 2009 to 2012, Ms. Turnbull was a founding partner at Capital Transactions, LLC, a corporate advisory firm that partners with senior management teams and corporate boards at privately held companies to consult regarding business strategy, operating and financial plans and funding. Prior to 2012, Ms. Turnbull served in a variety of private equity, venture capital and other investment management roles, and served as a managing director at a merchant bank. Ms. Turnbull currently serves on the boards of directors of a number of non-profit and community organizations. Her extensive experience in working with corporate management teams and boards allows her to assist the Board in a wide array of operational and financial matters.

We recognize that strong corporate governance contributes to long-term shareholder value. We strive to ensure that our corporate governance reflects best practices tailored, as necessary, to our culture, goals and strategy. Our enhanced corporate governance practices include the items below:

•	A declassification proposal to quickly phase out the classified structure of our Board of directors as incumbents’ terms expire, with all future classes of directors being elected for one year, beginning with the class to be elected at the 2022 Annual Meeting of Shareholders
•	A proposal to reduce the percentage of outstanding voting power required to call a special meeting to 25%

We believe that these enhancements to our corporate governance practices will further align our interests with those of our shareholders and contribute to maximizing long-term shareholder value.

Voss Capital has provided us notice of its intent to nominate three individuals to stand for election to the Griffon Board of Directors at the 2022 Annual Meeting of Shareholders. Griffon’s Board of Directors

met with and considered the Voss nominees and rejected each of them, and is confident that its slate of directors will best represent shareholders.

Important Additional Information Regarding Proxy Solicitation

Griffon intends to file a definitive proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for Griffon’s 2022 Annual Meeting (the “Proxy Statement”). Shareholders as of the record date of December 28, 2021 are eligible to vote at the Annual Meeting. Griffon, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Information regarding the names of Griffon’s directors and executive officers and their respective interests in Griffon by security holdings or otherwise is set forth in Griffon’s proxy statement for the 2021 Annual Meeting of Shareholders, filed with the SEC on December 16, 2020. To the extent holdings of such participants in Griffon’s securities have changed since the amounts set forth in the 2021 proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC. Details concerning the nominees of Griffon’s Board of Directors for election at the 2022 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY SUPPLEMENTS THERETO, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by Griffon with the SEC free of charge from the SEC’s website, www.sec.gov., or by directing a request by mail to Griffon Corporation, Attention: Corporate Secretary, at 712 Fifth Avenue, New York, NY 10019, or by visiting the investor relations section of Griffon’s website, www.griffon.com.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•	Consumer and Professional Products conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.
•	Home and Building Product conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and

Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

Classified as a discontinued operation, Defense Electronics conducts its operations through Telephonics, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Contacts

Griffon Corporation
Brian G. Harris
ir@griffon.com
SVP & Chief Financial Officer
(212) 957-5000

Media

Gladstone Place Partners
Lauren Odell / Patricia Figueroa
Griffon@gladstoneplace.com
212-230-5930

Investors

MacKenzie Partners
Dan Burch / Jeanne Carr
dburch@mackenziepartners.com
jcarr@mackenziepartners.com
1 800-322-2885